Distribution Agreement

This Agreement is effective this 28th day of May 2015 (herein the “Effective Date”), by and between Entranet Inc., a corporation organized and existing under the laws of Florida, USA (herein the “Entranet”), and Shorts Industries Limited a corporation organized and existing under the laws of The United Kingdom (herein the “Distributor”). Entranet and Distributor may also be referred to herein as the “Party” or “Parties”.

WITNESSETH

WHEREAS Entranet has the right to use and sell the Product in the Territory under the Trademarks, using the Distributor; and

WHEREAS Entranet wishes to appoint Distributor to sell the Product in the United Kingdom and Ireland (herein the “Territory”), and Distributor is willing and able to import, promote, distribute, and sell Product under the Trademarks in the Territory.

NOW, THEREFORE, the parties intending to be legally bound agree as follows:

Article I: Definitions

Wherever used in this Agreement, the following terms have the following meanings:

1.1 Product means the Entranet product “talk2lift” or “Entranet talk2lift”.

1.2 Trademark means all current and future trademarks, service marks, logotypes, commercial symbols, insignias, and designs pertaining thereto, including, but not limited to, the trademark [TM] “Entranet”, “talk2lft”, “Entranet talk2lift” and the logotype associated therewith, as the same may be amended, modified, revised, or improved hereafter that are associated and identified with the manufacture and sale of the Product.

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Article II: Appointment of Distributor

2.1 Subject to the terms and conditions of this Agreement, Entranet appoints Distributor as its sole distributor for the importation, promotion, distribution, and sale of Product under the Trademarks in the Territory, excluding the companies listed in Schedule I, to which Entranet sells directly.

2.2 Unless otherwise agreed by Entranet in writing, this Agreement grants the Distributor the right to sell the product only in its original packaging.

2.3 This Agreement does not grant the Distributor the right to manufacture or assemble the Product or to have the Product manufactured by a third party.

Article III: Use of Trademark

3.1 Distributor recognizes the substantial value of the goodwill associated with the Trademark and acknowledges that the Trademark and all rights therein and the goodwill pertaining thereto belong exclusively to Entranet. Distributor agrees not to commit any act or omission adverse or injurious to said rights.

3.2 Distributor agrees that every use of the Trademark by Distributor shall inure to the benefit of Entranet, and that Distributor shall not at any time acquire any rights in the Trademark by virtue of any use Distributor may make of the Trademark.

3.3 Distributor agrees to cooperate fully and in good faith with Entranet for the purpose of securing, preserving, and protecting Entranet’s rights in and to the Trademarks.

3.4 Distributor acknowledges that Distributor’s failure to cease the use of the Trademark on the termination or expiration of this Agreement will result in immediate and irreparable damage to Entranet and to the rights of any subsequent licensee. Distributor acknowledges and admits that there is no adequate remedy at law for such failure and agrees that, in the event of such failure, Entranet shall be entitled to equitable relief by way of temporary and permanent injunctions and such other and further relief as any court with jurisdiction may deem just and proper.

3.5 Distributor shall report to Entranet, in writing, any infringement or imitation of the Trademarks of which Distributor becomes aware. Entranet shall have the sole right to determine whether to institute litigation upon such infringements as well as the selection of counsel. Entranet may commence or prosecute any claims or suits for infringement of the Trademarks in its own name. If Entranet brings an action against any infringer of the Trademark, Distributor shall cooperate with Entranet and lend

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whatever assistance is necessary in the prosecution of such litigation. If Entranet decides not to institute such litigation, it may authorize, within its sole discretion, in writing, Distributor to institute such litigation.

3.6 Distributor shall not contest or deny the validity or enforceability of the Trademark or oppose or seek to cancel any registration thereof by Entranet, or aid or abet others in doing so, either during the term of this Agreement or at any time thereafter.

3.7 Distributor acknowledges that any use of the Trademark in violation of the provisions of this Article will cause irreparable damage to Entranet, constitutes an incurable default of this Agreement, and is grounds for immediate termination of this Agreement.

Article IV: Supply Terms

4.1 Since Entranet has made, or is making, distribution arrangements for Product with representatives in other countries, Distributor agrees that it shall not knowingly, directly or indirectly allow Product to be distributed for use in countries outside of the Territory without prior approval from Entranet.

4.2 All orders submitted by Distributor to Entranet are subject to acceptance by Entranet, to government restrictions and approval, and to allocations that may be necessary due to production capacity restrictions.

4.3 To assure a constant supply of the Product, Distributor shall stock a sufficient quantity of the Product to satisfy without delay the demands for it. To this end, Distributor shall place with Entranet timely and sufficient orders for the Product, taking into account the market demand, shipping time, and filling of the order by Entranet. Entranet shall supply and ship to Distributor as quickly as possible and always within twenty (20) days of receiving its purchase order with the amount of Product specified therein.

4.4 Distributor agrees to inspect the Product immediately upon delivery and to give notice by fax or email to Entranet within five working (5) days of such delivery of any matter of thing by reason whereof it alleges that the Product is not in good condition. If no such notice is served by the Distributor upon Entranet, the Product shall be deemed to be in accordance with this Agreement in all respects and the Distributor shall be deemed to have accepted the Product. If Distributor, having served notice on Entranet, demonstrates that the Product is not in good condition, Entranet shall at its option either replace the defective goods with Product complying with this Agreement or refund to the Distributor the price paid for defective Product. Should the Product demonstrates technical problems upon installation

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at a client by Distributor, Distributor is covered by the Product Guarantee and Entranet will replace such Product accordingly.

4.5 Product Guarantee/warranty terms can be found in Appendix 1

4.6 Distributor agrees to inform Manufacturer in writing three (3) months before the end of each calendar year of its estimated requirements of the Product for the following year.

Article V: Pricing and Payments

5.1 Prices charged to Distributor will, unless otherwise negotiated, be in accord with Entranet’s Price List in Schedule II. Entranet reserves the right to change its Price List every year, informing the Distributor three (3) months in advance to that effect. Entranet reserves the right to change its Price List in case of force majeure or sudden raw material upward movementsbut guarantees to provide the Distributor with as much notice as possible under the circumstances. Prices will be ex-works Thessaloniki, Greece.

5.2 Payment Terms are 50% of the order value with the placement of the order and the balance 50% before the order dispatch.

Article VI: Advertising and Promotion

6.1 Distributor undertakes at its own expense to actively promote the Product in the Territory by the best legal and appropriate means and to retain a trained sales force of technically literate representatives and detailers to assure an effective promotion of the Product. Distributor shall further place, at its own expense, promotional advertisement and advertorials on the Product in the media and in suitable publications covering the Territory.

6.2 Each year by November 30, Distributor shall submit to Entranet for approval Distributor’s promotional plan for the following year detailing an Advertisement & Promotion plan.

6.3 Entranet shall provide to Distributor free of charge, two demo case and a number of Product (to be agreed between the two parties) for showcase installation in the Territory. Entranet shall provide to Distributor technical, commercial, and training materials in English required to carry out promotional and training programs for the Product.

6.4 In promoting the Product, Distributor shall refrain from making any claims regarding its function or effectiveness different or greater than those specified by Entranet.

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T: +1 561-287-9101 F: +1 561-287-9101 (int 100)
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6.5 All advertisements and promotional material, including text and graphics, used by Distributor shall be subject to prior written approval of Entranet, which approval shall not be unreasonably withheld.

Article VII: Covenants and Representations of Distributor

7.1 Distributor is a corporation duly formed, validly existing, and in good standing under the laws of The United Kingdom and is duly qualified to transact business.

7.2 Distributor agrees that it shall not use or distribute Product in any manner inconsistent with the terms and intent of this Agreement.

7.3 Distributor agrees to use its best efforts to successfully market and distribute Product from Entranet in the Territory on a continuing basis during the term of this Agreement and to comply with good business practices and all laws and regulations relevant to this Agreement or the subject matter hereof.

7.4 Distributor agrees to keep Entranet informed as to any problems encountered with the Products and any resolutions arrived at for those problems and to communicate promptly to Entranet any and all suggested modifications, design changes or improvements of the Products.

7.5 Entranet shall have all right, title, and interest in and to any such suggested modifications, design changes, or improvements of the Products, without the payment of any additional consideration thereof.

Article VIII: Confidentiality

All technical, patent, corporate, business, and other proprietary information furnished by Entranet hereunder, or which results from the joint efforts of Entranet’s and Distributor’s personnel, shall be deemed to have been furnished to Distributor in confidence for the sole purposes herein set forth, and Distributor undertakes not to use any of this information for any purpose not connected with the orders accepted under this Agreement. Distributor shall also take all reasonable precautions to prevent communication, without the written consent of Entranet, of any such technical or other proprietary information to any third party, except as may be necessary to carry out the purposes of this Agreement.

110 East Broward Blvd, Suite 1700, Fort Lauderdale, Florida 33301
T: +1 561-287-9101 F: +1 561-287-9101 (int 100)
www.entranetinc.com

Article IX: Term And Termination

9.1 This Agreement is effective as of the Effective Date and will expire two (2) years thereafter.This Agreement will be renewed by mutual consent of the Parties thirty (90) days before its expiration and provided the Distributor agrees to a mutually negotiated minimum units of the Product that he will purchase from Entranet on an annual basis. If Distributor does not purchase the mutually agreed minimum pieces specified for any year, Entranet may terminate this Agreement by giving ninety (90) days’ written notice, provided that if Distributor during the ninety (90)-day period orders sufficient Product for immediate delivery to make up the deficiency, the notice will be revoked.

9.2 This Agreement may also be terminated in the event Entranet determines that a change in management or effective financial control of Distributor has or will adversely affect the distribution of Product in accordance with this Agreement.

9.3 Distributor may terminate this Agreement any time by giving three (3) months’ written notice to Entranet. During this three (3)-month period, Distributor will continue to use its best efforts to promote the sale and use of Product.

9.4 Extensions and renewals of this Agreement after the first renewal will be subject to agreement between the Parties made at least three (3) months prior to its expiration.

Article X: Rights and Obligations on Termination

Upon termination or expiration of this Agreement, Entranet retains the right to buy back any unused inventory from Distributor at ex-works price minus 40%. Distributor shall dispose of all advertising material relating to the Product or the Trademark and shall discontinue immediately any use of the Trademark. Distributor shall maintain as confidential all proprietary information supplied to Distributor hereunder. In case Distributor terminates this Agreement, Distributor will be obliged to purchase the minimum pieces specified for that year.

110 East Broward Blvd, Suite 1700, Fort Lauderdale, Florida 33301
T: +1 561-287-9101 F: +1 561-287-9101 (int 100)
www.entranetinc.com

Article XI: Relationship of Parties

The parties hereto expressly understand and agree that Distributor is an independent contractor in the performance of each and every part of this Agreement and is solely responsible for the actions of all of its employees and agents. Entranet shall not be obligated by any agreements, representations, or warranties made by Distributor, its employees, or its agents nor with respect to any other action of Distributor, its employees, or its agents, nor shall Entranet be obligated for any claims, liabilities, damages, debts, settlements, costs, expenses, and liabilities that may arise on account of Distributor’s activities, or those of its employees or its agents unless as a direct result of the performance of the product.

Article XII: Hold Harmless

Distributor agrees to use its best efforts to ensure that Product is transported, stored, and distributed in accordance with handling instructions provided by Entranet. Distributor further agrees to use its best efforts to ensure that Product is provided to customers in a manner which facilitates its safe and proper use. Entranet shall have the right to enter and inspect any premises or facilities used by Distributor for or in connection with the preparation, promotion, marketing, and distribution of the Product, at any time during normal business hours and shall further have the right to take a reasonable number of samples of the Product at no charge in order to determine Distributor’s compliance with the terms and condition of this Agreement. The Distributor shall sell the Product on its own account and in no event shall Entranet be deemed liable for credits the Distributor may grant or for any other obligations the Distributor may have to fulfill for its sales or other types of transaction in the Territory. It is understood and agreed that the Distributor has no right or authority whatsoever to accept any financial obligation on Entranet’s name or account without Entranet’s prior written approval.

Article XIII: Notices

Any report, accounting, objection, notice, or consent required or provided for by the terms of this

Agreement shall be in writing, and all accounting, obligations, notices, consents, and reports provided for hereunder shall be sent by email to the business address of the party to be served therewith. It is agreed that the business email addresses of the parties shall be as follows:

110 East Broward Blvd, Suite 1700, Fort Lauderdale, Florida 33301
T: +1 561-287-9101 F: +1 561-287-9101 (int 100)
www.entranetinc.com

If to Entranet: info@entranetinc.com

If to Distributor: info@shorts-lifts.co.uk

Article XIV: Prohibition against Assignment

This Agreement is entered into in reliance upon and in consideration of the experience, knowledge, skills, and qualifications of and trust and confidence placed in Distributor by Entranet. Therefore, neither Distributor’s interest in this Agreement nor any of its rights or privileges hereunder shall be assigned, transferred, shared, or divided voluntarily or involuntarily, by operation of law or otherwise, in any manner, without the prior written consent of Entranet. In the event of any change in management or effective financial control of Distributor, Distributor shall inform Entranet immediately. If, in the opinion of Entranet, this change adversely affects the management of Distributor or the business or general best interest of either party, Entranet may, within ninety (90) days of Distributor’s notice, terminate this Agreement and cancel any or all pending orders by giving Distributor ninety (90) days’ written notice, such termination and/or cancellation to be effective at the end of such ninety (90)-day period.

Article XV: Force Majeure

No failure or omission by any party in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement nor create any liability if the same shall arise from any cause or causes beyond the control of such party, including, but not restricted to, the following, which for the purposes of this Agreement shall be regarded as beyond the control of the party concerned: Government regulations, acts of God, strikes or other acts of workers, fire, storm, explosions, riots, War, Rebellion, Transportation Embargoes, Or Failures Or Delays In Transportation.

Article XVI: Amendments

No amendment or other modification of this Agreement shall be valid or binding on any party hereto unless reduced to writing and executed by the parties hereto.

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Article XVII: Waiver

No waiver by any party of any provision hereof shall be deemed a waiver of any other provision hereof or of any subsequent breach by any party of the same or any other provision. None of the terms of this Agreement will be held to have been waived or altered unless such waiver or alteration is in writing and signed by all of the parties hereto.

Article XVIII: Governing Law and Arbitration

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of England and Wales. The parties hereto agree that the venue for all actions to enforce terms under this agreement shall be the London Court of International Arbitration (70 Fleet Street, London EC4Y 1EU). The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation or arbitration between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this paragraph. Each party hereby waives any right it may have to assert the doctrine of forum non convenient or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this paragraph. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this paragraph by registered or certified EU mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement or the last address supplied by each party to the other. In the event that this Agreement is translated into any other language, the parties hereto agree that the English version shall control in any disputes of meaning or interpretation.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed in duplicate by their duly authorized officers this 28th day of May 2015.

For Entranet Inc	For Shorts Industries Limited
By: Lefteris Papageorgiou, CEO	By: Paul Welsby, Managing Director
/s/Lefteris Papageorgiou	/s/Paul Welsby

110 East Broward Blvd, Suite 1700, Fort Lauderdale, Florida 33301
T: +1 561-287-9101 F: +1 561-287-9101 (int 100)
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SCHEDULE I

Companies that Entranet is able to sell directly in the UK territory

1.	Otis World
2.	ThyssenKrupp World
3.	Weco World
4.	Kleemann World
5.	Doppler SA
6.	Telco SA

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APPENDIX 1

Guarantee Terms

ENTRANET INC grants a guarantee period of up to twenty four (24) months for its talk2lift® devices, including their components, providing the devices have been installed according to the installation manual and have not been opened or in any other way modified within the guarantee period.

The guarantee period starts with the date of purchase according to the invoice issued by ENTRANET.

A guarantee case is given when a defect is discovered within the guarantee period, provided that this defect is not expressly excluded from guarantee due to the following provisions. ENTRANET warrants that it will provide all necessary technical support and troubleshooting and will make all necessary adjustments, repairs, and replacements at no cost to the original owner within the aforementioned period of the purchase date if:

☐ The product fails to perform its specified functions due to failure of one or more of its components.

☐ The product fails to perform its specified functions due to defects in workmanship, occurred during its production.

☐ The product has been stored in appropriate conditions, away from moisture or anything else that could cause damage of the materials,

mechanical or electrical equipment, or the product as a whole.

☐ The product has been maintained and operated by the owner in strict accordance with the written instructions for proper maintenance and use as specified in its Installation and User Manual.

ENTRANET’S guarantee is based on the following requirements, which are binding for a guarantee claim to be asserted:

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Any defect/damage shall be immediately reported to ENTRANET’s sales department in written either by email to the email address sales@entranetinc.com or by mail to ENTRANET INC, 110 East Broward Blvd, Suite 1700, 33301 Fort Lauderdale, Florida, USA.

It has to be proved that the rejected device or parts were purchased from ENTRANET.

A copy of the invoice issued by ENTRANET shall serve as a proof of this.

All parts must have been submitted on a regular basis to the maintenance and/or inspection measures prescribed or recommended by the manufacturer.

This has to be verifiable with the help of an appropriate document or receipt.

Despite the fact that the device uses vandal safe components and technology, the following defects/damages and respective costs shall be excluded from guarantee, without exception:

i. Normal wear and tear of parts.

ii. Defects/damages caused by abuse, accident, or negligence.

iii. Defects/damages caused by any tampering, alteration, or modification of the product: operating software, mechanical, or electronic, unless under the instruction of Entranet.

iv. Defects/damages caused by inappropriate storage.

v. Defects/damages caused by failure to install, maintain and operate the product in strict accordance with the written instructions for proper

vi. Defects/damages caused by repairs or attempted repairs by unauthorized persons.

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vii. Defects/damages caused by natural causes and environmental influences such as, for example, damages incurred by hail, lightning, frost, water, earthquake, floods, storms, tornadoes, salt, chemical influences, etc.

Maintenance and use as specified in the Installation and User’s Manual.

viii. Defects/damages caused by incorrect installation, improper adjustments and/or improper maintenance.

ix. Defects/damages caused by operation on improper voltages.

x. Defects/damages caused by usage of wrong or inappropriate operating materials (for example low-quality wires).

xi. Defects/damages caused by inappropriate use. This includes any utilization of the parts outside of the device.

xii. Defects/damages caused by a change of the original shape and/or function.

ENTRANET neither assumes nor authorizes any person or entity to assume for it any other liability or obligation in connection with the sale or use of the goods, and there are no oral agreements or warranties collateral to or affecting the sale of the goods.

ENTRANET is not responsible and will not pay any labor charges, damage incurred during installation, repair or replacement, damage incurred to other related parts, injuries, loss of income, incidental and consequential damages, damages or any other loss whatsoever connected therewith. If ENTRANET has purchased a part from an identified manufacturer and resold it to the purchaser, the manufacturer’s original warranty will apply. The same applies for the device’s components as well.

ENTRANET shall not be liable for any injury, consequential, arising out of the use, or inability to use the product.

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Rejected parts that have been replaced shall pass into ENTRANET’ s possession. In this respect, the purchaser and/or claimant waives all tenure of the parts sent back to ENTRANET.

The remaining guarantee period for the originally bought part transfers to parts that have been replaced or exchanged during the guarantee period. The guarantee period shall not be extended.

In the event of an acknowledgement of a guarantee claim, ENTRANET reserves the right to replace rejected parts with parts that serve the same purpose but that are not necessarily identical in nature. Any parts, which serve to improve the quality for the benefit of the client, are subject to technical modifications.

If any of the following terms are ignored or not be complied with respectively, ENTRANET reserves the right to deduct a percentage of the sum claimed for compensation. The amount of deduction lies within ENTRANET discretion but shall not exceed thirty five percent (35%) of the value as new.

If any term or part of these guarantee terms becomes void, the remaining terms shall remain unaffected.

The liability of ENTRANET shall not exceed in any event the price paid by the client for the goods. Under no circumstances is ENTRANET liable for loss directly or indirectly for any of the following:

1. Third-party claims against the client for losses or damages.

2. Loss or damage of the client’s records, information or data

3. Economic consequential damages including lost profits

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